Exhibit 10.9

July 5, 2013

VIA ELECTRONIC MAIL

Todd E. Wilson

Re:  Second Amendment to Agreement dated June 8, 2010

Dear Todd:

    The purpose of this agreement is to amend that certain agreement (the "Original Agreement") between to you and Augme Technologies, Inc. (the "Company") dated June 8, 2010, which outlined the compensation you are to receive in consideration for your service to the Company as Director.

    On November 30, 2010, you and the Company entered into an Amendment to the Original Agreement (the “First Amendment”). Therefore you agree to enter into this Second Amendment to further amend the Original Agreement, as amended, effective March 22, 2013, the date of Board approval.

    The following paragraph was included in your Original Agreement, which states:

you will receive one-percent (1%) Transaction Fee for your participation in the realization of the monetization of the Company’s intellectual property either through: a) a settlement agreement; b) license agreement (except for licenses entered into in the ordinary course of the Company’s business); or c) asset sale during the period of directorship and extending six months thereafter.

    Shall be deleted in its entirety and nothing shall appear in its place.

    The Company affirms that all of the other terms and conditions of the Original Agreement, as amended, shall continue in full force and effect.

    Thank you for your attention to this matter.

Very truly yours,

AUGME TECHNOLOGIES, INC.

By:  /s/ Ivan Braiker
        Ivan Braiker, Chief Executive Officer

July 9, 2013

    I have read the agreement above.  By my signature below I confirm that I agree with the Second Amendment to the Original Agreement, as amended, and to the modification of my compensation as a Director effected thereby.

/s/ Todd E. Wilson
Todd E. Wilson